P.O. Box 111
John Hancock Place
Life Insurance Company	Boston, Massachusetts 02117
[(800) -521-1234]

INSUREDS	[JOHN HANCOCK]	TOTAL SUM INSURED AT ISSUE	[$1,000,000]

[DOROTHY HANCOCK]

POLICY NUMBER	[999999999]	DATE OF ISSUE	[January 1, 2004]

DEATH BENEFIT	[Option A]

PLAN	[Performance Survivorship Variable Universal Life]

The John Hancock Life Insurance Company (“the Company”) agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary in a lump sum upon the death of the Surviving Insured if such death occurs while the policy is in force, and to provide the other benefits, rights, and privileges of the policy. If the Company makes other plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plans in lieu of a lump sum. The Death Benefit (see Section 4) will be payable, subject to the “Deferral of Determinations and Payments” provisions, on receipt at the Servicing Office of the Company of due proof of the Surviving Insured’s death. Also, due proof of the first Insured’s death must be given to us when such death occurs.

The policy, which includes the application and any riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

THE POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER(S) AND THE COMPANY.

READ YOUR POLICY CAREFULLY.

Signed for the Company at Boston, Massachusetts:

President	Secretary

Joint Variable Universal Life Insurance policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Benefits, premiums, and the Premium Class are shown in Section 1

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a Guaranteed Death Benefit feature, provided that premiums are paid on a timely basis and other conditions are met as described in Sections 6 and 7. Unpaid charges will accumulate while a Guaranteed Death Benefit is in effect and could result in the need for a lump sum payment to keep the policy in force.

10 Day Right of Examination – This policy may be canceled by delivering or mailing it within 10 days after its receipt, to the Company at its Servicing Office as shown on the back cover, or the agent or agency office through which it was delivered. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium received on it will then be refunded within 10 days after timely receipt of the policy.

04VEP	VS0104NY

Policy Provisions

Section

1.	Policy Specifications

2.	Table of Rates

3.	Definitions

4.	Death Benefit

5.	Payments

6.	Guaranteed Death Benefit Feature

7.	Grace Period

8.	Account Value

9.	Charges

10.	Loans

11.	Surrenders and Withdrawals

12.	Basis of Computations

13.	Separate Account and Fixed Account

14.	Allocation to Subaccounts

15.	Investment Policy Change

16.	Reports to Owner

17.	Reinstatement of the Policy

18.	Owner and Beneficiary

19.	Interest On Proceeds

20.	Deferral of Determinations And Payments

21.	Claims of Creditors

22.	Assignment

23.	Incontestability

24.	Misstatements

25.	Suicide Exclusion

26.	The Contract

1. POLICY SPECIFICATIONS

Insureds	[JOHN HANCOCK]	[DOROTHY HANCOCK]

Issue Ages	[65]	[62]

Sex	[MALE]	[FEMALE]

Premium Class	[STANDARD NON-TOBACCO]	[STANDARD NON-TOBACCO]

Additional Ratings	[Not Applicable]	[Not Applicable]

Owner, Beneficiary	As designated in the application subject to Section 18 of the policy

Policy Number	[999999999]	Plan	[Performance Survivorship Variable Universal Life]

Date of Issue	[January 1, 2004]

Basic Sum Insured at Issue	$	[1,000,000	]

Additional Sum Insured at Issue[*]	$	[ 0	]

Total Sum Insured at Issue	$	[1,000,000	]

Death Benefit Option at Issue	[Option A]

Definition of Life Insurance Elected	[Cash Value Accumulation Test]

Age 100 Adjustment Date	[January 1, 2042]

Separate Account	[John Hancock Separate Account UV]

Other Benefits and Specifications

Minimum Total Sum Insured	[$250,000]

Minimum Basic Sum Insured	[$250,000]

[Disability Payment of Specified Premium Rider]

[Level Benefit Survivorship Four Year Term Rider]

[Enhanced Cash Value Rider]

[Policy Split Option Rider]

[* Amount includes any increase elected on the application]

3	VS0304NY

1. POLICY SPECIFICATIONS (continued)

PREMIUMS

Planned Premium	$[22,567.47] per year for [all] Policy Year[s]; [remaining years as specified in the schedule accompanying your policy]

Planned Additional First Year Premium	$[0.00]

Target Premium	$[22,567.47] per year

Minimum Initial Premium	$[7,295.24]

5 Year Guaranteed Death Benefit Premium*	$[607.94] per month

Lifetime Guaranteed Death Benefit Premium	$[2,738.99] per month

Billing Interval	[Annual]

Notice: Any planned premiums shown above do not necessarily reflect actual premiums received. The actual premiums received will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section 4. Even if the Planned Premiums shown above are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Surviving Insured. Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Surviving Insured only if on each Grace Period Testing Date the Surrender Value (as defined in Section 11) is at least equal to all due and unpaid Policy Charges.

Additional amounts are not guaranteed. The company has the right to change the amount of interest credited to the policy and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values to be less than those illustrated. The credited rate for the fixed account will never be less than the Guaranteed Minimum Interest shown herein.

*Unpaid charges will accumulate while a Guaranteed Death Benefit is in effect and could result in the need for a lump sum payment to keep the policy in force.

3 (continued)

1. POLICY SPECIFICATIONS, (continued)

MAXIMUM POLICY CHARGES

Deductions from Premium Payments

Sales Charge	[8% on all premium payments for all Policy Years]

Monthly Deductions from Account Value

Maintenance Charge	$[20.00] for all Policy Years

Issue Charge	Percentage of Target Premium on Date of Issue as shown below (percentage shown is deducted monthly):

Policy Year 1	[1.1	]%	Policy Year 6	[1.1	]%
Policy Year 2	[1.1	]%	Policy Year 7	[1.1	]%
Policy Year 3	[1.1	]%	Policy Year 8	[1.1	]%
Policy Year 4	[1.1	]%	Policy Year 9	[1.1	]%
Policy Year 5	[1.1	]%	Policy Year 10	[1.1	]%
			Policy Year 11+	0.0%

Per Thousand TSI Charge	$[0.0350] per thousand of Total Sum Insured for all Policy Years

Cost of Insurance (“COI”) Charge	Determined in accordance with Section 9, and deducted for all Policy Years; Maximum Monthly Rates are shown in Section 2

Asset-Based Risk Charge	Percentage of Separate Account assets as shown below (percentage shown is deducted monthly):

Policy Years:	Up to first $25,000 of Separate Account assets		Separate Account assets in excess of $25,000
1-5	[0.067	]%	[0.067	]%
6-10	[0.067	]%	[0.033	]%
11-15	[0.067	]%	[0.033	]%
16+	[0.067	]%	[0.033	]%

FIXED ACCOUNT MINIMUM GUARANTEED INTEREST RATE

Fixed Account Minimum Guaranteed Interest Rate                                        3%

The interest credited to Loan Assets is 3%

Additional amounts are not guaranteed. The company has the right to change the amount of interest credited to the policy and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values to be less than those illustrated. The credited rate for the fixed account will never be less than the Guaranteed Minimum Interest shown herein.

3A	VS3A04NY

1. POLICY SPECIFICATIONS, (continued)

MAXIMUM POLICY CHARGES (continued)

Other Charges

[Rider Charges	As hereinafter described in this Section 1 under RIDER INFORMATION and in the applicable Table(s) of Rates in Section 2]

Withdrawal Charge	Per withdrawal, the lesser of 2% of the withdrawal amount or $50.00

Increase in Basic Sum Insured Charge	This charge will equal the applicable per 1000 charge for the Policy Year on the effective date of such increase, in accordance with the Table of Rates shown in Section 2, multiplied by the Basic Sum Insured increase divided by 1000.

Reduction in Basic Sum Insured Charge	This charge will be equal to a proportionate part of the Contingent Deferred Sales Charge that would have applied if the policy had been surrendered on the date the reduction in Basic Sum Insured takes effect. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect immediately before the reduction.

Contingent Deferred Sales Charge (“CDSC”):[1]	As shown in the CDSC Table of Charges below

CDSC Table of Charges
Policy Year	Percent[1]
1	[100]%
2	[92]%
3	[85]%
4	[78]%
5	[71]%
6	[64]%
7	[57]%
8	[50]%
9	[42]%
10	[35]%
11	[28]%
12	[21]%
13	[14]%
14	[7]%
15+	[0]%

[1] Policy Year 1:	CDSC is the Percent shown in the Table above, multiplied by all premiums received in Policy Year 1, (up to one year’s Target Premium)

3B	VS3B04NY

1. POLICY SPECIFICATIONS, (continued)

Insured 1	[John Hancock]
Insured 2	[Dorothy Hancock]

		Plan	[Performance Survivorship Variable Universal Life]

		Policy Number	[999999999]

		Rider Date of Issue	[January 1, 2004]

Rider Information

Type	Description of Benefit	Rider Charge
[Disability Payment of Specified Premium Rider	Specified Premium is paid monthly in event of Insured’s Total Disability Insured 1 Specified Premium: [$1,000] Insured 2 Specified Premium: [$1,000]	The rate from the Disability Payment of Specified Premium Rider Rate Table in Section 2 applicable on the Processing Date in question times each $1,000 of Monthly Specified Premium

Level Benefit Survivorship 4 Year Term Rider

Term Insurance Amount: [$1,230,000]

Term Insurance Amount payable if the Surviving Insured’s death occurs during the Term Period as defined and limited in the rider. Any reference to “Insured” in the rider means “Surviving Insured.”

		Policy Year 1 2 3 4	Monthly Rate per 1,000 of Term Insurance Amount [0.0114] [0.0114] [0.0114] [0.0114]

Enhanced Cash Value Rider	Additional cash value available upon surrender equal to the amount specified in the rider	[4.00]% of premiums received in the first 2 Policy Years, up to one year’s Target Premium

Policy Split Option Rider	Option to exchange this Survivorship Policy for separate single life policies as defined and limited in the rider	[$.03 per $1,000] of Total Sum Insured, deducted on a monthly basis]

2. TABLE OF RATES

A. MAXIMUM COST OF INSURANCE RATE TABLE

Policy Year	Basic Sum Insured Maximum Applied Monthly Rates per $1,000 of Net Amount at Risk[1]	Additional Sum Insured Maximum Applied Monthly Rates per $1,000 of Net Amount at Risk[1]	Death Benefit Factor
1	0.0232	0.0232	2.2929
2	0.0769	0.0769	2.2054
3	0.1430	0.1430	2.1229
4	0.2230	0.2230	2.0450
5	0.3182	0.3182	1.9717

6	0.4299	0.4299	1.9026
7	0.5590	0.5590	1.8376
8	0.7095	0.7095	1.7765
9	0.8871	0.8871	1.7191
10	1.0979	1.0979	1.6651

11	1.3495	1.3495	1.6146
12	1.6484	1.6484	1.5674
13	1.9985	1.9985	1.5234
14	2.4001	2.4001	1.4825
15	2.8553	2.8553	1.4445

16	3.3660	3.3660	1.4094
17	3.9358	3.9358	1.3768
18	4.5766	4.5766	1.3465
19	5.3045	5.3045	1.3185
20	6.1302	6.1302	1.2926

21	7.0650	7.0650	1.2687
22	8.1166	8.1166	1.2467
23	9.2757	9.2757	1.2266
24	10.5336	10.5336	1.2082
25	11.8837	11.8837	1.1914

26	13.3239	13.3239	1.1758
27	14.8583	14.8583	1.1614
28	16.5018	16.5018	1.1479
29	18.2837	18.2837	1.1349
30	20.2741	20.2741	1.1224

31	22.5910	22.5910	1.1101
32	25.4407	25.4407	1.0979
33	29.2141	29.2141	1.0855
34	34.5246	34.5246	1.0731
35	41.9504	41.9504	1.0607

36	52.2757	52.2757	1.0483
37	83.3333	83.3333	1.0346
38	83.3333	83.3333	1.0256
39+	0.0000	0.0000	1.0000

¹	Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Unismoke, Mortality Table. The above rates have been increased for any additional rating shown in the Specifications section of the policy. The company has the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

4	VS0404NY

2. TABLE OF RATES, continued

B.	Charge for Increase in Basic Sum Insured (As defined in Section 4)¹

Increases in Basic Sum Insured are not available after the Policy Anniversary nearest the younger Insured’s [70th] birthday.

Policy Year	Maximum Charge per $1,000
2	[17.85]
3	[19.06]
4	[20.37]
5	[21.77]
6	[23.28]
7	[25.05]
8	[26.97]
9+	[0.00]

¹	These rates are the maximum rates we may charge per $1000 of the amount by which Basic Sum Insured is increased. These rates vary by Policy Year.

4A	VS0404NY

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3. DEFINITIONS

The term “Account Value” is as defined in Section 8.

The term “Age” means on any given date, the age of the person in question at his or her birthday nearest that date (except as used in the term “Age 100 Adjustment Date”).

The term “Age 100 Adjustment Date” means the Policy Anniversary nearest the 100th birthday of the younger Insured and is shown in Section 1. The Age 100 Adjustment Date will occur whether or not the younger Insured is actually alive on that date.

The term “Annual Processing Date” means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term “Excess Premium” means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term “5 Year Guaranteed Death Benefit Premium Target” means the 5 Year Guaranteed Death Benefit Premium (shown in Section 1) multiplied by the number of elapsed policy months from the Date of Issue to the Grace Period Testing Date in question.

The term “Fixed Account” means an account established by us, which accumulates at rates that we will determine and declare from time to time, but which will not be less than 3%. The assets of the Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in the separate investment accounts established by us pursuant to applicable law.

The term “Fund” means each division of a Series Fund with a specific investment objective.

The term “Grace Period Testing Date” means a Processing Date on which we determine if the total of all unpaid Section 9 charges as of such date exceed the Surrender Value as of such date. We will determine how often a Grace Period Testing Date will occur, but it will occur no less frequently than every 3rd Processing Date.

The term “in force” means that the policy has not lapsed in accordance with Section 7, terminated in accordance with Section 10, or been surrendered in accordance with Section 11.

The term “indebtedness” means the unpaid balance of a policy loan, including any accrued and unpaid interest.

The term “Lifetime Guaranteed Death Benefit Premium Target” means the Lifetime Guaranteed Death Benefit Premium (shown in Section 1) multiplied by the number of elapsed policy months from the Date of Issue to the Grace Period Testing Date in question.

The term “Minimum Initial Premium” means the minimum premium needed to put the policy in force shown in Section 1.

The term “Net Premium” is as defined in Section 5.

The term “Payment” means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.

The term “Planned Premium” means the amount the Owner intends to pay, shown in Section 1, that is selected in the application for the policy.

The term “Policy Anniversary” means the first day of a Policy Year, beginning with the 2nd Policy Year.

The term “Policy Year” means (a) or (b) below whichever is applicable:

(a)	the first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b)	each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term “Premium” is as defined in Section 5.

The term “Processing Date” means the first day of a policy month. A policy month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term “Separate Account” means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term “Series Fund” means a series type mutual fund registered under the Investment Company act of 1940 as an open-end diversified management investment company.

The term “Servicing Office” means the Company’s Office that administers this policy. As of the policy’s Date of Issue, the address of the Servicing Office is as shown on the back cover of this policy. The address may be changed from time to time by us. We will send you a written notice of any such change to your last known address.

The term “Subaccount” means a Variable Account or the Fixed Account.

The term “Surviving Insured” means the Insured who is living upon the death of the other Insured. Unless otherwise provided, if both Insureds die simultaneously, then the term “Surviving Insured” shall mean the younger of the two Insureds.

5	VS0504NY

The term “Target Premium” is the amount shown in Section 1.

The term “Valuation Date” means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values the shares of its Funds

The term “Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term “Variable Account” means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms “we”, “us”, and “our” refer only to the Company.

The term “written notice” means, unless otherwise stated, a written notice received at our Servicing Office or, if permitted by our administrative practices, an electronic mail message (“e-mail”) received by us at the internet address specified by us for receipt of such messages.

The terms “you” and “your” refer only to the Owner(s) of this policy.

4. DEATH BENEFIT

The Death Benefit is payable if (i) the Surviving Insured dies prior to the Surrender Date while the policy is in force and (ii) we receive due proof of death prior to the payment of the Surrender Value. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death of the Surviving Insured. If the Surviving Insured dies during a grace period as described in Section 7, we will deduct from the proceeds all Section 9 charges due and unpaid as of the date of the Surviving Insured’s death. Any changes in the variable death benefit will be determined at least annually.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

Option A: Level Death Benefit: The death benefit of the policy is the Total Sum Insured on the date of death of the Surviving Insured, plus any Required Additional Death Benefit as described below.

Option B: Variable Death Benefit: The death benefit of the policy is the Total Sum Insured plus the Account Value on the date of death of the Surviving Insured, plus any Required Additional Death Benefit as described below.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

Change of Death Benefit Option

You may change from Death Benefit Option B to Death Benefit Option A on any Policy Anniversary, subject to our administrative rules then in effect. You may not change from Death Benefit Option A to Death Benefit Option B. We may require evidence of insurability satisfactory to us for a change in Death Benefit Options if there is an increase in the Net Amount at Risk. At the time of a change from Death Benefit Option B to Death Benefit Option A, (i) the Total Sum Insured will be increased so that the death benefit of the policy remains the same as of the effective date of the change, (ii) the Guaranteed Death Benefit Premiums described in Section 6 may change, and (iii) the Lifetime Guaranteed Death Benefit feature continues to be unavailable.

Required Additional Death Benefit Feature

On any applicable Processing Date, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance under federal tax law then applicable to the policy. The amount of such increase is the Required Additional Death Benefit. If Death Benefit Option A is in effect, the Required Additional Death Benefit will be equal to the Account Value on such Processing Date, times the applicable Death Benefit Factor (shown in Section 2), minus the Total Sum Insured on such Processing Date. If Death Benefit Option B is in effect, the Required Additional Death Benefit will be equal to the Account Value on such Processing Date, times the applicable Death Benefit Factor (shown in Section 2), minus the sum of the Total Sum Insured and Account Value on such Processing Date.

The monthly deductions for the Required Additional Death Benefit will be based on the Cost of Insurance Rates then in effect.

If you have elected the Cash Value Accumulation Test, we reserve the right to modify the Death Benefit Factors retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of the policy to the contrary.

Death Benefit At and After the Age 100 Adjustment Date

If this policy is in force on the Age 100 Adjustment Date, Death Benefit Options A and B described above will cease to apply. We will automatically set any Additional Sum Insured equal to zero, and discontinue deduction from the Account Value the Maintenance Charge, the Per Thousand TSI Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable. As a result of such changes, the death benefit of the policy will thereafter be equal to the greater of (a) and (b), where:

(a)	is equal to the Basic Sum Insured plus the lesser of (i) the Account Value on the date of death of the Surviving Insured and (ii) any Additional Sum Insured in effect immediately before the Age 100 Adjustment Date; and

(b)	is equal to the Account Value on the date of death of the Surviving Insured.

In no event will premium payments be accepted after the Age 100 Adjustment Date. However, loan repayments are permitted after age 100. Likewise, policy loans and partial surrenders are permitted after age 100. If the Lifetime Guaranteed Death Benefit feature is in effect on the Age 100 Adjustment Date, the death benefit of the policy, as described above, will be guaranteed, without any additional premium payments, not to terminate for as long as the Surviving Insured is alive.

NOTICE: This policy may not qualify as life insurance after an Insured’s 100th birthday, and may therefore, be subject to adverse tax consequences. Please consult with a tax advisor before choosing to continue the policy after an Insured reaches age 100.

Unscheduled Increases in Total Sum Insured

You may request an unscheduled increase in the Additional Sum Insured or Basic Sum Insured while the policy is in force. As a condition of our approval of any unscheduled increase in Additional Sum Insured or Basic Sum Insured, we require evidence of insurability satisfactory to us. A minimum premium payment may also be required. When a requested change becomes effective, an automatic change in future Planned Premiums may be required to comply with our administrative rules then in effect. Any change in the Additional Sum Insured will be effective on the next Processing Date following our approval.

Increases to the Basic Sum Insured will be allowed only on Policy Anniversaries. A charge will apply for any increase in Basic Sum Insured. The maximum charge will be calculated in accordance with the “Charge for Increase in Basic Sum Insured” table shown in Section 2. Any increase in Basic Sum Insured will automatically terminate the Lifetime Guaranteed Death Benefit feature, as described in Section 6.

Reduction of Total Sum Insured

You may request a reduction in the Additional Sum Insured at any time. There is no charge for a reduction of Additional Sum Insured. However, the Applied Monthly Rates used to calculate the Cost of Insurance Charges in Section 9 will increase.

If there is no Additional Sum Insured in effect, you may request a reduction in the Basic Sum Insured. Without our prior approval, the Basic Sum Insured cannot be reduced below the minimum as shown in Section 1. A proportionate part of any applicable Contingent Deferred Sales Charge will be deducted from the Account Value as a result of any such reduction in Basic Sum Insured. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect before the reduction.

Any reduction in Additional Sum Insured or Basic Sum Insured reduces the Total Sum Insured, and will be effective on the Processing Date next following approval of your request.

7	VS0704NY

5. PAYMENTS

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the applicable Sales Charge (maximum amounts are shown in Section 1). The remainder will constitute Net Premium. If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Valuation Period in which the payment is received at our Servicing Office, unless one of the following exceptions applies:

(i)	we will process a payment received prior to the Date of Issue as if received on the date preceding the Date of Issue;

(ii)	we will process the portion of any premium payment for which we require evidence of either Insured’s continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii)	if a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the date preceding the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the end of the Valuation Period in which the payment is received. The policy is not in effect until the Minimum Initial premium is received. ;

(iv)	if our receipt of any premium payment (or portion thereof) would cause a problem for the policy to qualify as a “life insurance contract” under the federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request.

Subject to our maximum limits then in effect, (see Section 14), you may pay Premiums in excess of the Planned Premium while the policy is in force. We may require evidence of insurability for any such excess premium that results in an increase in the death benefit.

The following applies if the Tax Test elected for federal income tax purposes is “Guideline Premium Test”, as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal income tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums received under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Total Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from lapsing in accordance with Section 7.

The following applies if the Tax Test elected for federal income tax purposes is “Cash Value Accumulation Test”, as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

6. GUARANTEED DEATH BENEFIT FEATURE

There are two levels of the Guaranteed Death Benefit feature. They are the 5-Year Guaranteed Death Benefit and the Lifetime Guaranteed Death Benefit. The 5-Year Guaranteed Death Benefit is a guarantee during the first 5 Policy Years that the Basic Sum Insured, any Additional Sum Insured, and any rider benefits of your policy will not terminate, regardless of Surrender Value, if the minimum funding requirements, described below, are met. The Lifetime Guaranteed Death Benefit is a guarantee after the first 5 Policy Years that the Basic Sum Insured will not terminate, regardless of Surrender Value, if the minimum funding requirements, described below, are met. If there are monthly charges that remain unpaid because of this feature, we will deduct such charges when there is sufficient Account Value to pay them. The Lifetime Guaranteed Death Benefit feature is not available if you have elected Death Benefit Option B. If at any point the Total Sum Insured exceeds the Total Sum Insured at issue, other than as a result of an increase to maintain tax qualification, then the Guaranteed Death Benefit feature will terminate on the date such excess occurs or on the 5th Policy Anniversary, if later.

Your policy contains a Guaranteed Death Benefit feature only if the Premiums shown in Section 1 include amounts for a “5 Year Guaranteed Death Benefit Premium,” or a “Lifetime Guaranteed Death Benefit Premium.” These amounts are used to determine the “Guaranteed Death Benefit Premium Target” as explained below.

Minimum Funding Requirements

•	5 Year Guaranteed Death Benefit

On each Grace Period Testing Date during the first 5 Policy Years, we will add all Premiums received to date, and then subtract out all withdrawals and indebtedness to date. The result will be compared against the 5 Year Guaranteed Death Benefit Premium Target (see Definitions). If the result equals or exceeds the 5 Year Guaranteed Death Benefit Premium Target, the minimum funding requirement has been met, and the 5 Year Guaranteed Death Benefit feature will be in effect on such Grace Period Testing Date.

•	Lifetime Guaranteed Death Benefit

On each Grace Period Testing Date after the first 5 Policy Years, we will add the sum of all Premiums received to date, and then subtract out all withdrawals and indebtedness to date. The result will be compared against the Lifetime Guaranteed Death Benefit Premium Target (see Definitions section). If the result equals or exceeds the Lifetime Guaranteed Death Benefit Premium Target, the minimum funding requirement has been met, and the Lifetime Guaranteed Death Benefit feature will be in effect on such Grace Period Testing Date.

The 5 Year Guaranteed Death Benefit feature will terminate on the earlier of (i) the Valuation Date immediately following the 5th Policy Anniversary, and (ii) the date of lapse, surrender, exchange, or termination of the policy. The Lifetime Guaranteed Death Benefit feature will terminate on the earlier of (i) the effective date of any increase in the Total Sum Insured, and (ii) the date of lapse, surrender, exchange, or termination of the policy.

The amounts shown in Section 1 for the Guaranteed Death Benefit Premiums may change in the event of any change in Total Sum Insured or any change in the Death Benefit Option. For the number of months after any such change, we will use the new Guaranteed Death Benefit Premium amounts to determine the Guaranteed Death Benefit Premium Targets.

7. GRACE PERIOD

Date of Default

The policy includes two different types of defaults: (i) an ASI Default, and (ii) a Policy Default. The date on which either of these types of default occurs is the Date of Default.

•	ASI Default

On each Grace Period Testing Date, we will determine if the total of all unpaid Section 9 charges as of such date are greater than the Surrender Value as of such date. If that is the case, we will then determine if either the 5 Year Guaranteed Death Benefit or Lifetime Guaranteed Death Benefit feature is in effect on such Grace Period Testing Date. If the 5 Year Guaranteed Death Benefit feature is in effect on such Grace Period Testing Date, then the Basic Sum Insured, any Additional Sum Insured, and any rider benefits will remain in effect. If the Lifetime Guaranteed Death Benefit feature is in effect on the Grace Period Testing Date, then the Basic Sum Insured will remain in effect, any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of that Grace Period Testing Date. This is referred to as an “ASI Default.”

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•	Policy Default

If the total of all unpaid Section 9 charges as of any Grace Period Testing Date is greater than the Surrender Value as of such date, and neither the 5 Year Guaranteed Death Benefit feature nor the Lifetime Guaranteed Death Benefit feature is in effect on such Grace Period Testing Date, then all benefits, (including the Basic Sum Insured, any Additional Sum Insured, and any rider benefits), will be in default as of that Grace Period Testing Date. This is referred to as a “Policy Default.”

Default Payment

The “Default Payment” is the minimum amount you must pay to cure either type of default (i.e., either an ASI Default or a Policy Default). The Default Payment includes (i) the amount by which all unpaid Section 9 charges exceed the Surrender Value on the Date of Default, plus (ii) any Sales Charges applicable to the Default Payment (as described in Section 5), plus (iii) all Section 9 charges for the next three Processing Dates, where such charges are assumed to be equal to those calculated on the Date of Default.

Notice Date

We will send notice to your last known address and to the last known address of any assignee of record with us, specifying the Default Payment that you must make to cure the applicable default. The date we send such notice will be the Notice Date. The Notice Date will not be earlier than and will be within 30 days of the Date of Default. You will have a grace period of 61 days from the Notice Date to remit the Default Payment.

If Payment Remitted

If there is either an ASI Default or a Policy Default, and a payment at least equal to the Default Payment is remitted by the end of the grace period, then there will no longer be a default. When payment is received, any Section 9 charges which are past due and unpaid will be immediately be deducted from the Account Value.

If Payment Not Remitted

•

ASI Default - If there is an ASI Default and a payment at least equal to the Default Payment is not remitted by the end of the grace period, then any Additional Sum Insured, and any riders (unless otherwise stated therein), will cease to be in effect and will be removed from the policy. You may, however, restore any Additional Sum Insured within 3 years from the date of the ASI Default. The requirements to restore any Additional Sum Insured as a consequence of an ASI Default are the same as those specified in Section 17, Reinstatement of the Policy. On the date any Additional Sum Insured is restored, (i) the Additional Sum Insured will be the same as if it had never been removed from the policy, (ii) the Account Value will be equal to the payment received in requirement 3 of the Reinstatement of the Policy provision, less the sum of all Section 9 charges that would have been made from the date the Additional Sum Insured was removed to the date it was restored, together with interest on each such charge at an effective annual rate of 6%, compounded annually, and (iii) the Suicide Exclusion and Incontestability provisions will apply to any restored Additional Sum Insured from the date it is restored.

•

Policy Default - If there is a Policy Default and a payment at least equal to the Default Payment is not remitted by the end of the grace period, then the policy and any riders will lapse and will no longer be in force. Upon lapse, the remaining Surrender Value, if any, will be paid to the Owner.

8. ACCOUNT VALUE

The Account Value as of the end of any Valuation Period is derived as follows:

(a)	we will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with Section 13 (call our Servicing Office to determine when the “close of business” currently occurs);

(b)	we will then determine the share of this policy in each variable Subaccount and the total value of such shares;

(c)	we will then add any amount of Loan Assets, as defined in Section 10;

(d)	we will then add any Net Premium received during the Valuation Period to the value derived in (c) above; and

(e)	if applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

(a)	any portion of a Net Premium is credited to that Variable Account;

(b)	transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

(c)	any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

(a)	any portion of a loan is taken from that Variable Account;

(b)	any portion of the charges described in Section 9 is deducted from that Variable Account;

(c)	any portion of a partial withdrawal is made from that Variable Account; or

(d)	a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account, reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

9. CHARGES

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (g) from the Account Value, where:

(a)	is the Asset-Based Risk Charge;

(b)	is the Issue Charge, if any; and

(c)	is the Per Thousand TSI Charge;

(d)	is the Maintenance Charge;

(e)	is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;

(f)	is the sum of all charges for ratings, if applicable; and

(g)	is the Cost of Insurance Charge.

Mortality and Expense risks are borne by us.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate per $1,000 of Net Amount at Risk on that date, multiplied by the Net Amount at Risk (defined below) on that date. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

(b)	is (i) the Total Sum Insured divided by 1.0032737 for Death Benefit Option A; or (ii) the Total Sum Insured divided by 1.0032737, plus the Account Value for Death Benefit Option B; and

(c)	is the amount defined in (a) multiplied by the applicable Death Benefit Factors described in Section 4.

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The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. The Applied Monthly Rates will be based on our expectations of future investment earnings, persistency, mortality, expense and reinsurance costs and future tax, reserve and capital requirements. The Applied Monthly Rates for the portion of Net Amount at Risk attributed to the Basic Sum Insured and for the portion of Net Amount at Risk attributed to the Additional Sum Insured, if any, will never be greater than the Maximum Monthly Rates shown in Section 2, divided by 1,000. On the Date of Issue and any Processing Date thereafter, the portions of Net Amount at Risk attributed to each of the Basic Sum Insured and Additional Sum Insured are based on the proportion of each to Total Sum Insured. They will be reviewed at least once every 5 Policy Years. Any change in the Applied Monthly Rates for the Basic Sum Insured or for the Additional Sum Insured will be made on a uniform basis for Insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

10. LOANS

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 20. Loans may not be made if the policy is in the grace period as described in Section 7.

The Loan Value while the policy is in force will be an amount equal to (i) the Surrender Value, less (ii) the sum of all monthly charges deducted from the Account Value for the policy month in which the loan is obtained multiplied by the number of months remaining in the current Policy Year less (iii) an amount determined as follows:

•	deduct (ii) above from (i) above;

•	multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

In no event will the Loan Value be less than 75% of the Surrender Value.

Values will be determined, subject to Section 20, at the end of the Valuation Period in which the loan application is received at our Servicing Office.

Loan interest at a rate described in the “Loan Interest Rate” provision below, will accrue and be added to the loan daily and will bear interest from the date of accrual. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. A loan may be repaid in full or in part at any time before the Surviving Insured’s death, and while the policy is in force.

Loan Interest Rate

The interest charged on any loan will be at an effective annual rate of 3.75% for Policy Years 1-10, 3.5% for Policy Years 11-20, and 3.00% thereafter. However, we reserve the right to increase the effective annual rate after Policy Year 20 to as much as 3.25%.

Excess Indebtedness

“Excess Indebtedness” is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value less any applicable Contingent Deferred Sales Charge. If Excess Indebtedness occurs on any date, one of the following will apply:

•

During the first five Policy Years – If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured, and any rider benefits will remain in effect, despite the fact that Excess Indebtedness has occurred.

•

During Policy Year 6 and thereafter – If the Lifetime Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured will remain in effect, despite the fact that Excess Indebtedness has occurred. However, any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of the date in question.

•

If neither guarantee is in effect on such date, the policy, including all policy benefits (i.e., the Basic Sum Insured, any Additional Sum Insured, and any rider benefits) will be in default as of the date in question.

We will send notice of Excess Indebtedness to your last known address and to the last known address of any assignee of record with us. The policy and benefits that are in default will terminate on the 31st day after we send such notice, if Excess Indebtedness is not repaid to us by that date.

Loan Assets are equal to the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 3%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

11. SURRENDERS AND WITHDRAWALS

We will determine the Surrender Value of the policy, subject to Section 20, if we receive written notice requesting full surrender of this policy while this policy is in force. We will process the request and pay the Surrender Value only if we have not received due proof that the Surviving Insured died prior to the Surrender Date. The Surrender Value will be calculated as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office written notice requesting full surrender of this policy. We reserve the right to defer payment of the Surrender Value for a period of up to six months.

While the policy is in force, the Surrender Value will be an amount equal to the Account Value less any indebtedness less the Contingent Deferred Sales Charge as shown in Section 1.

At any time after the first Policy Year, you may apply the Surrender Value to purchase a level amount of paid up whole life insurance under this policy. The amount of such paid up insurance and of the Surrender Value of that insurance will be calculated using guaranteed maximum mortality charges and 3% interest. No further expense charges will be deducted. The Minimum Sum Insured shown in Section 1 of this policy will not be applicable in determining the paid up amount.

We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Surrender Value is applied.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate a different allocation of your withdrawal and you in fact do so). For each withdrawal, we reserve the right to make a charge to the Account Value, of an amount not to exceed the lesser of 2% of such withdrawal, and $50. If the withdrawal results in a decrease to the Basic Sum Insured, then a proportionate part of any applicable Contingent Deferred Sales Charge will be deducted form the Account Value as a result of the reduction in Basic Sum Insured. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect before the reduction. Without our prior approval, each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown in Section 1 and the Surrender Value is equal to or greater than three times the Section 9 charges at the time of withdrawal. All amounts withdrawn will be subtracted from the Account Value. Further, your Death Benefit will be affected as follows.

•

With respect to determining the death benefit of the policy under Death Benefit Option A (Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the applicable Death Benefit Factors becomes equal to the Total Sum Insured. After that point is reached, both the Total Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death Benefit will continue to be determined in accordance with Section 4.

•

With respect to determining the death benefit of the policy under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4.

13	VS1304NY

•

With respect to determining the death benefit of the policy at and after the Age 100 Adjustment Date, an amount equal to any withdrawal and its related charge will be deducted from the Account Value. The Basic Sum Insured will be reduced if necessary by all or a portion of this amount to prevent the difference between the death benefit of the policy and the Account Value from increasing as a result of the withdrawal

12. BASIS OF COMPUTATIONS

Minimum surrender values are computed on the basis of the Commissioners 1980 Standard Ordinary Sex-distinct, Unismoke, Mortality Tables with percentage ratings, if applicable, and based on the underwriting classes of the Insureds on the Date of Issue. The computations are made using interest at the rate of 3% a year and using continuous functions.

The Account Value while the policy is in force is computed as described in Section 8. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

13. SEPARATE ACCOUNT AND FIXED ACCOUNT

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees and other expenses associated with the corresponding Funds. The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the reserves and other liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account shall be credited to or charged against such account without regard to other income, gains or losses of the insurer.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

Fixed Account Interest Crediting

We will determine the rate or rates of interest to be credited to the Fixed Account. Any additional interest will be credited no less frequently than annually. Additional interest is nonforfeitable after crediting. The rate or rates of interest will be determined prospectively and will be based on our expectations for the Fixed Account’s future investment earnings, persistency, mortality, expense and reinsurance costs and future tax, reserve and capital requirements, but in no event will the minimum credited interest be less than an effective annual guaranteed credited interest rate of 3%. The rate or rates of interest will be determined on a uniform basis for Insureds in the same premium class. Elements of premium class include, but are not limited to, the timing and amount of premium, the amount of indebtedness, and policies which have been in force for the same length of time.

14. ALLOCATION TO SUBACCOUNTS

Any Net Premium credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. The initial Subaccount Investment Option is chosen in the application. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose a limit on the number and frequency of such changes. All percentages you elect must be whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. Unless we agree otherwise, we will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Account Transfer Restrictions

General Restrictions

Subject to the limitations in this Section, you may elect to transfer amounts among the Subaccounts at any time while the policy is in force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number equal to or greater than 12, (ii) impose limits on the frequency of such transfers, (iii) impose limits on the dollar amount of such transfers, and (iv) impose a charge for each transfer that exceeds any Policy Year limit equal to or greater than 12. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of transfer. Further, the right to make transfers among Subaccounts is subject to modification if we determine, in our opinion, that exercising that right by one or more Owners is, or would be, to the disadvantage of other Owners. Any modification could be applied to transfers to or from some or all of the Subaccounts and could include, but not be limited to: a) extending the minimum time period between each transfer; or b) not accepting or imposing limits on transfer requests of an agent acting under a power of attorney or on behalf of more than one Owner. Such restrictions may be applied in any manner we design to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners.

Restrictions on Transfers to or from Variable Accounts

Without our prior approval, the maximum amount that may be transferred to or from a Variable Account in any Policy Year is $1,000,000.

Restrictions on Transfers or Payments to the Fixed Account

At any time during the first two Policy Years, and in the event of a material investment policy change as described in Section 15, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. After the first two Policy Years, we reserve the right to impose restrictions on the number, frequency, and amount of transfers and premium payments into the Fixed Account. Currently, the maximum amount that may be transferred or paid into the Fixed Account in any Policy Year is $1,000,000, less Premiums previously paid or transferred to the Fixed Account in such Policy Year. Upon request, we will consider waiving this restriction.

Restrictions on Transfers out of the Fixed Account

We reserve the right to impose restrictions on transfers out of the Fixed Account at any point in time. Currently, transfers out of the Fixed Account will be permitted only once in each Policy Year. The maximum amount of any one transfer is the greatest of (a) $500, (b) 25% of the Fixed Account assets at the time of the transfer election, and (c) the amount transferred from the Fixed Account during the immediately preceding Policy Year. These

15	VS1504NY

restrictions may be modified or waived from time to time. Any change in a restriction that applies to an existing policy class will be applied uniformly to all policyholders within the policy class. We may defer transfers for up to 6 months after your election would be effective. No transfers from the Fixed Account will be permitted within 6 months after the most recent transfer from the Fixed Account.

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15. INVESTMENT POLICY CHANGE

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with any jurisdiction requirement such a filing. In the event of such a change in investment policy, and while this policy is in force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of such change and the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the end of the Valuation Period in which we receive the notice.

16. REPORTS TO OWNER

While the policy is in force, we will send you a statement at least annually and for no charge, setting forth the following information:

(a)	The Death Benefit, in accordance with the Death Benefit Option elected, and the Account Value, both as of the date of the report;

(b)	Payments received and charges made since the last report;

(c)	Withdrawals since the last report;

(d)	Loan information ; and

(e)	Any other information required by the New York Superintendent of Insurance.

No more than 30 days after a policy processing day on which we determine that a Policy Default has occurred, we will mail a statement indicating the minimum payment required under the terms of the policy to keep it in force and the length of the grace period for payment of the Default Payment.

The annual report to owner will indicate whether or not the guaranteed death benefit feature is in effect.

On request, we will furnish other reports of projected future values. We may charge a reasonable fee, not to exceed $50, for such report. We will furnish any other reports that may be required by law or regulation.

17. REINSTATEMENT OF THE POLICY

If there is a Policy Default as described in Section 7, the policy may be reinstated within 3 years from the Notice Date (defined in Section 7), provided the policy has not been surrendered for its Surrender Value.

The requirements for reinstatement are as follows.

(l)	We must receive written application for reinstatement.

(2)	We must receive evidence of insurability satisfactory to us.

(3)	We must receive a sufficient premium payment in order to reinstate the policy. Such premium payment must be at least equal to (i) the sum of all unpaid Sales Charges, as described in Sections 1 and 5, and all unpaid Section 9 charges, together with interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the sum of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where such charges are assumed to be equal to those on the Date of Default.

On the date of reinstatement (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) unless any loans outstanding during the grace period are paid in full, the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement of the policy will be equal to the payment received in requirement 3 above, less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement, together with interest on each such charge at an effective annual rate of 6%, compounded annually.

The Incontestability provision will apply from the effective date of reinstatement. If the policy has been in force for two years during the lifetime of either Insured, it will be contestable only as to statements made in the application to reinstate.

If the policy terminates due to Excess Indebtedness, as described in Sections 8 and 10, without our prior approval, the policy may not be reinstated.

Without our prior approval, riders may not be reinstated.

18. OWNER AND BENEFICIARY

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Surviving Insured, then the following will apply:

If the Surviving Insured is the sole Owner, then the Surviving Insured’s estate will be the beneficiary, unless you direct otherwise.

In all other cases, the Owner(s) remaining after the death of the Surviving Insured’s estate will be the Beneficiary. If there is more than one remaining Owner, they will share proceeds in the same proportions in which their ownership interest is held.

While at least one Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we receive the notice. If such receipt occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or either Insured is alive on the date of receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we receive the notice.

19. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Surviving Insured’s death from the date of death to the date of payment. If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The rate will be not less than that required by law.

20. DEFERRAL OF DETERMINATIONS AND PAYMENTS

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission (“the SEC”) has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

(1)	To defer determination of the Accounts Value, and if such determination has been deferred, to defer:

(a)	determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

(b)	payment or application of any Death Benefit in excess of the Total Sum Insured.

(2)	To defer determination, application, processing or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described immediately above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

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21. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

22. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insureds and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

23. INCONTESTABILITY

This policy shall be incontestable after it has been in force during the lifetime of at least one Insured for two Policy Years from its Date of Issue, except for policy lapse under Section 7 or policy termination under Section 10, or any provision for reinstatement or policy change requiring evidence of insurability. Contests will be based on material misrepresentations.

In the case of reinstatement or any policy change requiring evidence of insurability, the incontestable period shall be two years from the effective date of such reinstatement or policy change. In the event of a change in Premium Class that consequently reduces premium payments, or in the event of an unscheduled increase in Total Sum Insured, contestability shall be limited to the reduced portion of premium payments, or increased portion of Total Sum Insured.

24. MISSTATEMENTS

If the age or sex of either Insured has been misstated, we will adjust the Total Sum Insured, and every other benefit to that amount which would have been purchased at the correct age or sex using the most recent Cost of Insurance charge deducted under Section 9.

25. SUICIDE EXCLUSION

If either Insured commits suicide, within 2 Policy Years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If either Insured commits suicide, after 2 Policy Years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

If there is a Surviving Insured who was not classified as uninsurable on a single life basis when this policy was issued, and due proof of death of the other Insured is provided to us within 60 days of the suicide, we will make a new policy available on the life of the Surviving Insured. The issue age, date of issue, and the Insured’s underwriting classification under the new policy will be the same as when this policy was issued.

The amount of coverage under the new policy will not be greater than the amount of coverage under this policy. The new policy will include any of the riders that were included in this policy, if such Riders were available on a single life basis on the date of issue of this policy. We will set the premiums for the new policy in accordance with our regular rules in use on the date of issue of this policy. The new policy will not take effect unless we receive a written application for it and all premiums due since its date of issue are paid to us within 31 days after we notify you of the availability of the new policy. If the person eligible to be insured under the new policy dies prior to the end of such 31 day period, we will pay the Death Benefit under the new policy less all premiums that would have been due under the new policy from its date of issue to the date of such person’s death.

26. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of either Insured to defend a claim under the policy unless it is in a written application. Policy Years, policy months, and Policy Anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

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Communications about this policy may be sent to the Company’s Servicing Office, which is currently at [P.O. Box 717, John Hancock Place, Boston, Massachusetts 02117].

Joint Variable Universal Life Insurance policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Benefits, premiums and the Premium Class are shown in Section 1

04VEP	VSBP04NY	Printed in U.S.A.